                            THE WINDEMERE APARTMENTS
                                 2909 HAYES ROAD
                                 HOUSTON, TEXAS

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                               AS OF MAY 13, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                  [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                    JULY 3, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs ") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE:  THE WINDEMERE APARTMENTS
     2909 HAYES ROAD
     HOUSTON, HARRIS COUNTY, TEXAS

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 257 units with a total of 214,055 square feet of rentable area. The improvements were built in 1982. The improvements are situated on 8.6 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 90% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
THE WINDEMERE APARTMENTS, HOUSTON, TEXAS

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 13, 2003 is:

                                     ($9,200,000)

                             Respectfully submitted,
                             AMERICAN APPRAISAL ASSOCIATES, INC.

                             -s- Frank Fehribach

July 3, 2003                 Frank Fehribach, MAI
#053272                      Managing Principal, Real Estate Group
                             Texas State Certified General Real Estate Appraiser
                               #TX-1323954-G

Report By:
Tiffany B. Roberts
Texas Appraiser Trainee #TX1329671-T

AMERICAN APPRAISAL ASSOCIATES, INC.                    TABLE OF CONTENTS  PAGE 3
THE WINDEMERE APARTMENTS, HOUSTON, TEXAS

                                TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary ..................................................           4
Introduction .......................................................           9
Area Analysis ......................................................          11
Market Analysis ....................................................          14
Site Analysis ......................................................          16
Improvement Analysis ...............................................          16
Highest and Best Use ...............................................          17

                                    VALUATION

Valuation Procedure ................................................          18
Sales Comparison Approach ..........................................          20
Income Capitalization Approach .....................................          26
Reconciliation and Conclusion ......................................          38

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 4
THE WINDEMERE APARTMENTS, HOUSTON, TEXAS

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                  The Windemere Apartments
LOCATION:                       2909 Hayes Road
                                Houston, Texas

INTENDED USE OF ASSIGNMENT:     Court Settlement
PURPOSE OF APPRAISAL:           "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:             Fee Simple Estate

DATE OF VALUE:                  May 13, 2003
DATE OF REPORT:                 July 3, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
   Size:                        8.6 acres, or 374,616 square feet
   Assessor Parcel No.:         114-411-005-0001
   Floodplain:                  Community Panel No. 48201C0830K (April 20, 2000)
                                Flood Zone X, an area outside the floodplain.
   Zoning:                      None

BUILDING:
   No. of Units:                257 Units
   Total NRA:                   214,055 Square Feet
   Average Unit Size:           833 Square Feet
   Apartment Density:           29.9 units per acre
   Year Built:                  1982

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                               Market Rent
                Square    --------------------    Monthly          Annual
Unit Type        Feet     Per Unit      Per SF    Income           Income
---------       ------    --------      ------    ------           ------
  1A10            634       $479        $ 0.76   $ 38,320        $  459,840
  1A15            737       $599        $ 0.81   $  2,995        $   35,940
  1B15            892       $619        $ 0.69   $  6,190        $   74,280
  2A10            804       $619        $ 0.77   $ 39,616        $  475,392
  2A15          1,313       $829        $ 0.63   $  8,290        $   99,480
  2A20            905       $689        $ 0.76   $ 44,096        $  529,152
  3A20          1,176       $899        $ 0.76   $ 21,576        $  258,912
                                                 --------        ----------
                                        Total    $161,083        $1,932,996
                                                 ========        ==========

OCCUPANCY:               90%
ECONOMIC LIFE:           45 Years

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
THE WINDEMERE APARTMENTS, HOUSTON, TEXAS

EFFECTIVE AGE:                    21 Years
REMAINING ECONOMIC LIFE:          24 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                              SUBJECT PHOTOGRAPHS

          [PICTURE]                                             [PICTURE]

      EXTERIOR - OFFICE                                         EXTERIOR

                                    AREA MAP

                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
THE WINDEMERE APARTMENTS, HOUSTON, TEXAS

                                NEIGHBORHOOD MAP

                                     [MAP]

HIGHEST AND BEST USE:
  As Vacant:                   Hold for future multi-family development
  As Improved:                 Continuation as its current use

METHOD OF VALUATION:           In this instance, the Sales Comparison and Income
                               Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 7
THE WINDEMERE APARTMENTS, HOUSTON, TEXAS

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

DIRECT CAPITALIZATION                      Amount             $/Unit
---------------------                      ------             ------
Potential Rental Income                  $1,932,996           $7,521
Effective Gross Income                   $1,841,101           $7,164
Operating Expenses                       $  876,769           $3,412            47.6% of EGI
Net Operating Income:                    $  887,232           $3,452

Capitalization Rate                      9.50%
DIRECT CAPITALIZATION VALUE              $9,300,000 *         $36,187 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                           10 years
2002 Economic Vacancy                    16%
Stabilized Vacancy & Collection Loss:    12%
Lease-up / Stabilization Period          N/A
Terminal Capitalization Rate             10.00%
Discount Rate                            11.00%
Selling Costs                            3.00%
Growth Rates:
   Income                                3.00%
   Expenses:                             3.00%
DISCOUNTED CASH FLOW VALUE               $9,100,000 *         $35,409 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE   $9,200,000           $35,798 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
   Range of Sales $/Unit (Unadjusted)    $33,000 to $44,005
   Range of Sales $/Unit (Adjusted)      $28,050 to $37,405
VALUE INDICATION - PRICE PER UNIT        $9,000,000 *         $35,019 / UNIT

EGIM ANALYSIS
   Range of EGIMs from Improved Sales    4.94 to 5.51
   Selected EGIM for Subject             5.25
   Subject's Projected EGI               $1,841,101
EGIM ANALYSIS CONCLUSION                 $9,700,000 *         $37,743 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION         $9,800,000 *         $38,132 / UNIT

RECONCILED SALES COMPARISON VALUE        $9,300,000           $36,187 / UNIT

-----------------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
THE WINDEMERE APARTMENTS, HOUSTON, TEXAS

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
   Price Per Unit                                $9,000,000
   NOI Per Unit                                  $9,800,000
   EGIM Multiplier                               $9,700,000
INDICATED VALUE BY SALES COMPARISON              $9,300,000   $36,187 / UNIT

INCOME APPROACH:
   Direct Capitalization Method:                 $9,300,000
   Discounted Cash Flow Method:                  $9,100,000
INDICATED VALUE BY THE INCOME APPROACH           $9,200,000   $35,798 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:             $9,200,000   $35,798 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
THE WINDEMERE APARTMENTS, HOUSTON, TEXAS

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 2909 Hayes Road, Houston, Harris County, Texas. Houston identifies it as 114-411-005-0001.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Tiffany B. Roberts on May 13, 2003. Frank Fehribach, MAI has not made a personal inspection of the subject property. Tiffany B. Roberts performed the research, valuation analysis and wrote the report. Frank Fehribach, MAI reviewed the report and concurs with the value. Frank Fehribach, MAI and Tiffany B. Roberts have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 13, 2003. The date of the report is July 3, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
THE WINDEMERE APARTMENTS, HOUSTON, TEXAS

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD
  MARKETING PERIOD:            6 to 12 months
  EXPOSURE PERIOD:             6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in Equity Partners/Two. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                       AREA ANALYSIS  PAGE 11
THE WINDEMERE APARTMENTS, HOUSTON, TEXAS

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Houston, Texas. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being single family residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East  - Beltway 8
West  - Dairy-Ashford
South - Alief Road
North - Briar Forest

MAJOR EMPLOYERS

Major employers in the subject's area include Alief Independent School District, AT&T, Harris County, the Houston Community College System and Chevron Texaco. The overall economic outlook for the area is considered very favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
THE WINDEMERE APARTMENTS, HOUSTON, TEXAS

                            NEIGHBORHOOD DEMOGRAPHICS

                                                  AREA
                               -------------------------------------------
          CATEGORY             1-Mi. RADIUS   3-Mi. RADIUS    5-Mi. RADIUS      MSA
          --------             ------------   ------------    ------------      ---
POPULATION TRENDS
Current Population                19,406         187,801         449,080      4,331,861
5-Year Population                 21,983         202,018         487,144      4,734,261
% Change CY-5Y                      13.3%            7.6%            8.5%           9.3%
Annual Change CY-5Y                  2.7%            1.5%            1.7%           1.9%

HOUSEHOLDS
Current Households                10,625          78,692         178,106      1,511,658
5-Year Projected Households       11,881          83,606         190,265      1,636,192
% Change CY - 5Y                    11.8%            6.2%            6.8%           8.2%
Annual Change CY-5Y                  2.4%            1.2%            1.4%           1.6%

INCOME TRENDS
Median Household Income          $40,666        $ 38,558        $ 37,578     $   44,047
Per Capita Income                $28,142        $ 25,833        $ 24,707     $   22,629
Average Household Income         $50,951        $ 61,718        $ 62,416     $   64,844

Source: Demographics Now

The subject neighborhood's population is expected to show increases above that of the region. The immediate market offers inferior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                               AREA
                             ------------------------------------------
         CATEGORY            1-Mi. RADIUS   3-Mi. RADIUS   5-Mi. RADIUS    MSA
         --------            ------------   ------------   ------------    ---
HOUSING TRENDS
% of Households Renting         78.15%         56.22%         54.23%      35.39%
5-Year Projected % Renting      78.15%         55.85%         54.10%      34.24%
% of Households Owning          10.72%         31.64%         33.28%      53.61%
5-Year Projected % Owning       11.28%         32.42%         33.96%      55.41%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
THE WINDEMERE APARTMENTS, HOUSTON, TEXAS

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:
North - Office Building
South - Holiday on Hayes Apartments
East  - Office Building
West - Commercial including a Shell gas station and convenience store and a "Quarter" car wash

CONCLUSIONS

The subject is well located within the city of Houston. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be very favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
THE WINDEMERE APARTMENTS, HOUSTON, TEXAS

                                 MARKET ANALYSIS

The subject property is located in the city of Houston in Harris County. The overall pace of development in the subject's market is more or less stable. Any new construction added to the subject's market will not compete directly with the subject. A new Class A community has been constructed just north of the subject property along Hayes Road however due to quality, this property is not expected to compete with the subject property. The following table illustrates historical vacancy rates for the subject's market.

                             HISTORICAL VACANCY RATE

Period          Region          Submarket
------          ------          ---------
 4Q01            N/A              3.8%
 1Q02            N/A              4.4%
 2Q02            N/A              4.7%
 3Q02            N/A              4.3%
 4Q02            7.1%             5.8%
 1Q03            8.1%             7.2%

Source: REIS Houston, Apartment: Briar Forest / Ashford- 1st Quarter 2003 SubTrend Futures

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has outperformed the overall market. Historically, the subject's submarket, when compared to the Houston Metro area, has usually enjoyed a lower vacancy rate. The subject was constructed in 1982. The communities constructed between 1980 and 1989 have an average vacancy rate of 7.4% within the 1st Quarter 2003. The overall vacancy of the submarket is not expected to improve significantly until 2007.

Market rents in the subject's market have been following an increasing trend. The following table illustrates historical rental rates for the subject's market.

                             HISTORICAL AVERAGE RENT

Period                Region    % Change        Submarket       % Change
------                ------    --------        ---------       --------
 4Q01                  N/A          -             $ 709             -
 1Q02                  N/A        N/A             $ 714           0.7%
 2Q02                  N/A        N/A             $ 723           1.3%
 3Q02                  N/A        N/A             $ 733           1.4%
 4Q02                  N/A        N/A             $ 735           0.3%
 1Q03                  N/A        N/A             $ 743           1.1%

Source: REIS Houston, Apartment: Briar Forest / Ashford - 1st Quarter 2003 SubTrend Futures

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
THE WINDEMERE APARTMENTS, HOUSTON, TEXAS

                             COMPETITIVE PROPERTIES

  No.            Property Name        Units  Ocpy.  Year Built    Proximity to subject
  ---            -------------        -----  -----  ----------    --------------------
  R-1       Holiday on Hayes           312    93%      1980     Less than 0.5 mile south
  R-2       Cambridge Place            336    89%      1982     Less than 1 mile east
  R-3       Celebration at Westchase   367    89%      1980     Less than 1 mile east
  R-4       Chasewood                  271    94%      1983     Less than 1 mile
Subject     The Windemere Apartments   257    90%      1982

According to information obtained by REIS, the current average asking rent within the subject's submarket is $743. The submarket's average effective rent is currently $698 and is expected to continually improve through 1997. The subject's 1980 - 1989 category has an average asking rental rate of $631. This is $112 less than the average for the submarket. In terms of annual rental growth rates, the Briar Forest / Ashford submarket has had similar growth when compared to the Houston Metro area.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
THE WINDEMERE APARTMENTS, HOUSTON, TEXAS

                              PROPERTY DESCRIPTION

SITE ANALYSIS

 Site Area                    8.6 acres, or 374,616 square feet
 Shape                        Generally rectangular
 Topography                   Level
 Utilities                    All necessary utilities are available to the site.
 Soil Conditions              Stable
 Easements Affecting Site     None other than typical utility easements
 Overall Site Appeal          Average
 Flood Zone:
   Community Panel            48201C0830K, dated April 20, 2000
   Flood Zone                 Zone X
 Zoning                       Not available, the subject improvements represent
                              a legal conforming use of the site.

REAL ESTATE TAXES

                           ASSESSED VALUE - 2002
                           ---------------------          TAX RATE /  PROPERTY
PARCEL NUMBER         LAND       BUILDING      TOTAL      MILL RATE    TAXES
-------------         ----       --------      -----      ---------    -----
114-411-005-       $1,685,770   $5,497,430   $7,183,200    0.03066    $220,256
    0001

IMPROVEMENT ANALYSIS

 Year Built                   1982
 Number of Units              257
 Net Rentable Area            214,055 Square Feet
 Construction:
  Foundation                  Reinforced concrete slab
  Frame                       Heavy or light wood
  Exterior Walls              Brick or masonry
  Roof                        Composition shingle over a wood truss structure
 Project Amenities            Amenities at the subject include a swimming pool,
                              gym room, barbeque equipment, laundry room, video
                              library, and secured parking.
 Unit Amenities               Individual unit amenities include a balcony,
                              fireplace, cable TV connection, vaulted ceiling, and washer dryer connection. Appliances available in each unit include a refrigerator, stove, dishwasher, garbage disposal, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
THE WINDEMERE APARTMENTS, HOUSTON, TEXAS

                  The property has refrigerators that have an age of 3-4 years. As opposed to individual water heaters, the subject property has 2 boilers to heat water.

Unit Mix:

                               Unit Area
Unit Type   Number of Units    (Sq. Ft.)
---------   ---------------    ---------
1A10               80                634
1A15                5                737
1B15               10                892
2A10               64                804
2A15               10              1,313
2A20               64                905
3A20               24              1,176

Overall Condition                 Average
Effective Age                     21 years
Economic Life                     45 years
Remaining Economic Life           24 years
Deferred Maintenance              None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1982 and consist of a 257-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
THE WINDEMERE APARTMENTS, HOUSTON, TEXAS

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
THE WINDEMERE APARTMENTS, HOUSTON, TEXAS

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
THE WINDEMERE APARTMENTS, HOUSTON, TEXAS

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
THE WINDEMERE APARTMENTS, HOUSTON, TEXAS

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                COMPARABLE                COMPARABLE             COMPARABLE
        DESCRIPTION                       SUBJECT                 I - 1                     I - 2                   I - 3
--------------------------       ------------------------ ---------------------   ------------------------  ---------------------
  Property Name                  The Windemere Apartments Water Song Apartments   Celebration at Westchase  Cambridge Place
LOCATION:
  Address                        2909 Hayes Road          11770 Westheimer Road   10936-10940 Meadowglen    10901 Meadowglen Lane
                                                                                  Lane
  City, State                    Houston, Texas           Houston, Texas          Houston, Texas            Houston, Texas
  County                         Harris                   Harris                  Harris                    Harris
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)         214,055                  206,916                 305,609                   259,032
  Year Built                     1982                     1978                    1980                      1982
  Number of Units                257                      272                     367                       336
  Unit Mix:                      Type             Total    Type          Total     Type             Total    Type         Total
                                 1A10              80     1Br/1Ba          52     1Br/1Ba            271    1Br/1Ba        256
                                 1A15               5     2Br/2Ba         158     2Br/2Ba             96    2Br/2Ba         80
                                 1B15              10     3Br/2Ba          62
                                 2A10              64
                                 2A15              10
                                 2A20              64
                                 3A20              24
  Average Unit Size (SF)         833                      761                     833                       771
  Land Area (Acre)               8.6000                   8.7900                  12.6500                   11.2100
  Density (Units/Acre)           29.9                     30.9                    29.0                      30.0
  Parking Ratio (Spaces/Unit)    1.42                     Unknown                 Unknown                   1.43
  Parking Type (Gr., Cov., etc.) Open, Covered            Open, Covered           Open                      Open
CONDITION:                       Average                  Average                 Average                   Average
APPEAL:                          Average                  Average                 Average                   Average
AMENITIES:
  Pool/Spa                       Yes/No                   Yes/Yes                 Yes/Yes                   Yes/No
  Gym Room                       Yes                      No                      Yes                       Yes
  Laundry Room                   Yes                      No                      Yes                       Yes
  Secured Parking                Yes                      Yes                     Yes                       Yes
  Sport Courts                   No                       No                      No                        Yes
  Washer/Dryer Connection        Yes                      Yes                     Yes                       Yes
  Outdoor Storage                No                       No                      Yes                       No
  Other

OCCUPANCY:                       90%                      94%                     89%                       89%
TRANSACTION DATA:
  Sale Date                                               January, 2003           July, 2002                September, 2000
  Sale Price ($)                                          $10,295,000             $16,150,000               $11,088,000
  Grantor                                                 Treehouse Equities LP   EQR-SWN Line Vistas, Inc. Camden Property Trust

  Grantee                                                 Waso Apartments Ltd.    Celebration at Westchase  Alliance GT 4 LP
                                                                                  Apartments LP

  Sale Documentation                                      W364854                 V971933                   U624243

  Verification                                            CompsInc.               CompsInc.                 CompsInc.

  Telephone Number
ESTIMATED PRO-FORMA:                                       Total $   $/Unit $/SF   Total $   $/Unit   $/SF   Total $   $/Unit  $/SF
  Potential Gross Income                                  $1,986,120 $7,302 $9.60 $        0 $    0  $0.00  $       0  $    0  $0.00
  Vacancy/Credit Loss                                     $  119,167 $  438 $0.58 $        0 $    0  $0.00  $       0  $    0  $0.00
  Effective Gross Income                                  $1,866,953 $6,864 $9.02 $        0 $    0  $0.00  $2,242,560 $6,674  $8.66
  Operating Expenses                                      $  940,304 $3,457 $4.54 $        0 $    0  $0.00  $  986,000 $2,935  $3.81
  Net Operating Income                                    $  926,649 $3,407 $4.48 $1,295,230 $3,529  $4.24  $1,256,560 $3,740  $4.85
NOTES:                                                    According to            Cap Rate provided by      Cap Rate provided by
                                                          CompsInc., the buyer    Comps, Inc.               Comps, Inc.
                                                          was to  spend
                                                          $1,875,000 for remodel/
                                                          rehab cost.

  PRICE PER UNIT                                                   $37,849                   $44,005                $33,000
  PRICE PER SQUARE FOOT                                            $ 49.75                   $ 52.85                $ 42.81
  EXPENSE RATIO                                                       50.4%                    N/A                     44.0%
  EGIM                                                                5.51                     N/A                     4.94
  OVERALL CAP RATE                                                    9.00%                     8.02%                 11.33%
  Cap Rate based on Pro Forma or Actual Income?                     ACTUAL                 PRO FORMA              PRO FORMA

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
THE WINDEMERE APARTMENTS, HOUSTON, TEXAS

                                 IMPROVED SALES

                                     [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $33,000 to $44,005 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $28,050 to $37,405 per unit with a mean or average adjusted price of $33,615 per unit. The median adjusted price is $35,389 per unit. Based on the following analysis, we have concluded to a value of $35,000 per unit, which results in an "as is" value of $9,000,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
THE WINDEMERE APARTMENTS, HOUSTON, TEXAS

SALES ADJUSTMENT GRID

                                                          COMPARABLE             COMPARABLE             COMPARABLE
            DESCRIPTION             SUBJECT                 I - 1                   I - 2                  I - 3
------------------------------------------------------------------------------------------------------------------------
  Property Name                The Windemere      Water Song               Celebration at          Cambridge Place
                               Apartments         Apartments               Westchase               10901 Meadowglen Lane
  Address                      2909 Hayes Road    11770 Westheimer         10936-10940
                                                  Road                     Meadowglen
                                                                           Lane
  City                         Houston, Texas     Houston, Texas           Houston, Texas          Houston, Texas
  Sale Date                                       January, 2003            July, 2002              September, 2000
  Sale Price ($)                                  $10,295,000              $16,150,000             $11,088,000
  Net Rentable Area (SF)       214,055            206,916                  305,609                 259,032
  Number of Units              257                272                      367                     336
  Price Per Unit                                  $37,849                  $44,005                 $33,000
  Year Built                   1982               1978                     1980                    1982
  Land Area (Acre)             8.6000             8.7900                   12.6500                 11.2100

VALUE ADJUSTMENTS                 DESCRIPTION        DESCRIPTION     ADJ.   DESCRIPTION      ADJ.   DESCRIPTION     ADJ.
------------------------------------------------------------------------------------------------------------------------
  Property Rights Conveyed     Fee Simple Estate  Fee Simple Estate   0%   Fee Simple         0%   Fee Simple        0%
                                                                           Estate                  Estate
  Financing                                       Cash To Seller      0%   Cash To Seller     0%   Cash To Seller    0%
  Conditions of Sale                              Slight deferred    10%   Arm's Length       0%   Arm's Length      0%
  Date of Sale (Time)                             01-2003             0%   07-2002            0%   09-2000           0%
VALUE AFTER TRANS. ADJUST.                                $41,634                  $44,005                 $33,000
  ($/UNIT)
  Location                                        Superior          -15%   Superior          -5%   Superior         -5%
  Number of Units              257                272                 0%   367                0%   336               0%
  Quality / Appeal             Good               Comparable          0%   Superior         -10%   Superior         -5%
  Age / Condition              1982               1978 / Average      0%   1980 / Average     0%   1982 / Average    0%
  Occupancy at Sale            90%                94%                 0%   89%                0%   89%               0%
  Amenities                    Good               Comparable          0%   Comparable         0%   Superior         -5%
  Average Unit Size (SF)       833                761                 0%   833                0%   771               0%
----------------------------------------------------------------------------------------------------------------------
PHYSICAL ADJUSTMENT                                                 -15%                    -15%                   -15%
----------------------------------------------------------------------------------------------------------------------
FINAL ADJUSTED VALUE ($/UNIT)                            $35,389               $37,405                $28,050
----------------------------------------------------------------------------------------------------------------------

SUMMARY

VALUE RANGE (PER UNIT)       $28,050    TO    $37,405
MEAN (PER UNIT)              $33,615
MEDIAN (PER UNIT)            $35,389
VALUE CONCLUSION (PER UNIT)  $35,000

VALUE INDICATED BY SALES COMPARISON APPROACH               $8,995,000
ROUNDED                                                    $9,000,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
THE WINDEMERE APARTMENTS, HOUSTON, TEXAS

                             NOI PER UNIT COMPARISON

                    SALE PRICE             NOI/      SUBJECT NOI
COMPARABLE  NO. OF  -----------         --------------------------  ADJUSTMENT  INDICATED
    NO.      UNITS  PRICE/UNIT    OAR    NOI/UNIT   SUBJ. NOI/UNIT    FACTOR    VALUE/UNIT
------------------  -----------  -----  --------------------------  ----------  ----------
   I-1        272   $10,295,000  9.00%  $  926,649     $887,232       1.013      $38,354
                    $    37,849         $    3,407     $  3,452
   I-2        367   $16,150,000  8.02%  $1,295,230     $887,232       0.978      $43,046
                    $    44,005         $    3,529     $  3,452
   I-3        336   $11,088,000  11.33% $1,256,560     $887,232       0.923      $30,463
                    $    33,000         $    3,740     $  3,452

            PRICE/UNIT

  Low      High   Average   Median
$30,463  $43,046  $37,288  $38,354

  VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit               $    38,000
Number of Units                                257

                                       -----------
Value Based on NOI Analysis            $ 9,766,000
                             Rounded   $ 9,800,000

The adjusted sales indicate a range of value between $30,463 and $43,046 per unit, with an average of $37,288 per unit. Based on the subject's competitive position within the improved sales, a value of $38,000 per unit is estimated. This indicates an "as is" market value of $9,800,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                    SALE PRICE
COMPARABLE  NO. OF  -----------   EFFECTIVE    OPERATING              SUBJECT
    NO.      UNITS  PRICE/UNIT   GROSS INCOME   EXPENSE     OER    PROJECTED OER  EGIM
----------  ------  -----------  ------------  ---------   ------  -------------  ----
   I-1       272    $10,295,000  $1,866,953    $940,304    50.37%                 5.51
                    $    37,849
   I-2       367    $16,150,000                                    47.62%
                    $    44,005
   I-3       336    $11,088,000  $2,242,560    $986,000    43.97%                 4.94
                    $    33,000

         EGIM

Low   High  Average  Median
---   ----  -------  ------
4.94  5.51    5.23    5.23

 VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                                  5.25
Subject EGI                            $  1,841,101

                                       ------------
Value Based on EGIM Analysis           $  9,665,783
                              Rounded  $  9,700,000

                    Value Per Unit     $     37,743


There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
THE WINDEMERE APARTMENTS, HOUSTON, TEXAS

Approach of this report, the subject's operating expense ratio (OER) is estimated at 47.62% before reserves. The comparable sales indicate a range of expense ratios from 43.97% to 50.37%, while their EGIMs range from 4.94 to 5.51. Overall, we conclude to an EGIM of 5.25, which results in an "as is" value estimate in the EGIM Analysis of $9,700,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $9,300,000.

Price Per Unit                            $9,000,000
NOI Per Unit                              $9,800,000
EGIM Analysis                             $9,700,000

Sales Comparison Conclusion               $9,300,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
THE WINDEMERE APARTMENTS, HOUSTON, TEXAS

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
THE WINDEMERE APARTMENTS, HOUSTON, TEXAS

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                         SUMMARY OF ACTUAL AVERAGE RENTS

                            Average
            Unit Area  ----------------
Unit Type   (Sq. Ft.)  Per Unit  Per SF  %Occupied
---------   ---------  ----------------  ---------
  1A10         634       $478    $0.75      97.5%
  1A15         737       $599    $0.81      80.0%
  1B15         892       $620    $0.70     100.0%
  2A10         804       $610    $0.76      81.3%
  2A15        1313       $852    $0.65      80.0%
  2A20         905       $646    $0.71      90.6%
  3A20        1176       $870    $0.74      87.5%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
THE WINDEMERE APARTMENTS, HOUSTON, TEXAS

                                  RENT ANALYSIS

                                                              COMPARABLE RENTS
                                                ---------------------------------------------
                                                    R-1        R-2        R-3          R-4
                                                ---------------------------------------------
                                                                       Celebration
                                                Holiday on  Cambridge      at
                                                  Hayes       Place     Westchase   Chasewood
                                                ---------------------------------------------
                                                            COMPARISON TO SUBJECT
                              SUBJECT  SUBJECT  ---------------------------------------------
                SUBJECT UNIT  ACTUAL   ASKING   Slightly    Slightly    Slightly
DESCRIPTION         TYPE       RENT     RENT    Superior    Superior    Superior    Superior   MIN    MAX    MEDIAN     AVERAGE
-------------------------------------------------------------------------------------------------------------------------------
Monthly Rent        1A10      $  478   $  559     $  573     $  578      $  584      $  574   $ 573  $  584  $  576     $  577
Unit Area (SF)                   634      634        691        723         705         695     691     723     700        703
Monthly Rent
 Per Sq. Ft.                  $ 0.75   $ 0.88     $ 0.83     $ 0.80      $ 0.83      $ 0.83   $0.80  $ 0.83  $ 0.83     $ 0.82

Monthly Rent        1A15      $  599   $  709
Unit Area (SF)                   737      737
Monthly Rent
 Per Sq. Ft.                  $ 0.81   $ 0.96

Monthly Rent        1B15      $  620   $  719                                        $  665   $ 665  $  665  $  665     $  665
Unit Area (SF)                   892      892                                           862     862     862     862        862
Monthly Rent
 Per Sq. Ft.                  $ 0.70   $ 0.81                                        $ 0.77   $0.77  $ 0.77  $ 0.77     $ 0.77

Monthly Rent        2A10      $  610   $  689     $  717     $  730      $  657               $ 657  $  730  $  717     $  701
Unit Area (SF)                   804      804        896        904         837                 837     904     896        879
Monthly Rent
 Per Sq. Ft.                  $ 0.76   $ 0.86     $ 0.80     $ 0.81      $ 0.78               $0.78  $ 0.81  $ 0.80     $ 0.80

Monthly Rent        2A15      $  852   $  929
Unit Area (SF)                 1,313    1,313
Monthly Rent
 Per Sq. Ft.                  $ 0.65   $ 0.71

Monthly Rent        2A20      $  646   $  729     $  792     $  760      $  787      $  790   $ 760  $  792  $  789     $  782
Unit Area (SF)                   905      905      1,000        976       1,049       1,019     976   1,049   1,010      1,011
Monthly Rent
 Per Sq. Ft.                  $ 0.71   $ 0.81     $ 0.79     $ 0.78      $ 0.75      $ 0.78   $0.75  $ 0.79  $ 0.78     $ 0.77

Monthly Rent        3A20      $  870   $  909     $  884                                      $ 884  $  884  $  884     $  884
Unit Area (SF)                 1,176    1,176      1,152                                      1,152   1,152   1,152      1,152
Monthly Rent
 Per Sq. Ft.                  $ 0.74   $ 0.77     $ 0.77                                      $0.77  $ 0.77  $ 0.77     $ 0.77

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                          Market Rent
                            Unit Area  ----------------  Monthly     Annual
Unit Type  Number of Units  (Sq. Ft.)  Per Unit  Per SF   Income     Income
-----------------------------------------------------------------------------
  1A10            80            634      $479     $0.76  $ 38,320  $  459,840
  1A15             5            737      $599     $0.81  $  2,995  $   35,940
  1B15            10            892      $619     $0.69  $  6,190  $   74,280
  2A10            64            804      $619     $0.77  $ 39,616  $  475,392
  2A15            10          1,313      $829     $0.63  $  8,290  $   99,480
  2A20            64            905      $689     $0.76  $ 44,096  $  529,152
  3A20            24          1,176      $899     $0.76  $ 21,576  $  258,912
                                                  ---------------------------
                                                  Total  $161,083  $1,932,996
                                                  ===========================

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
THE WINDEMERE APARTMENTS, HOUSTON, TEXAS

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
THE WINDEMERE APARTMENTS, HOUSTON, TEXAS

SUMMARY OF HISTORICAL INCOME & EXPENSES

                               FISCAL YEAR 2000          FISCAL YEAR 2001          FISCAL YEAR 2002
                            ---------------------------------------------------------------------------
                                    ACTUAL                     ACTUAL                   ACTUAL
                            ---------------------------------------------------------------------------
      DESCRIPTION              TOTAL      PER UNIT       TOTAL      PER UNIT       TOTAL      PER UNIT
-------------------------------------------------------------------------------------------------------
Revenues
  Rental Income             $1,980,731   $    7,707   $1,993,512   $    7,757   $1,978,719   $    7,699
  Vacancy                   $  184,076   $      716   $  205,629   $      800   $  250,327   $      974
  Credit Loss/Concessions   $  139,228   $      542   $   55,070   $      214   $   71,978   $      280
                            ---------------------------------------------------------------------------
    Subtotal                $  323,304   $    1,258   $  260,699   $    1,014   $  322,305   $    1,254
  Laundry Income            $    3,424   $       13   $    5,062   $       20   $    8,557   $       33
  Garage Revenue            $    3,986   $       16   $    4,078   $       16   $    1,816   $        7
  Other Misc. Revenue       $  118,473   $      461   $  134,586   $      524   $  178,661   $      695
                            ---------------------------------------------------------------------------
    Subtotal Other Income   $  125,883   $      490   $  143,726   $      559   $  189,034   $      736
                            ---------------------------------------------------------------------------
Effective Gross Income      $1,783,310   $    6,939   $1,876,539   $    7,302   $1,845,448   $    7,181
Operating Expenses
  Taxes                     $  223,418   $      869   $  225,769   $      878   $  224,173   $      872
  Insurance                 $   22,676   $       88   $   33,669   $      131   $   49,792   $      194
  Utilities                 $  161,333   $      628   $  151,748   $      590   $  143,597   $      559
  Repair & Maintenance      $  110,527   $      430   $   92,969   $      362   $   59,707   $      232
  Cleaning                  $        0   $        0   $        0   $        0   $        0   $        0
  Landscaping               $   35,143   $      137   $   24,862   $       97   $   21,180   $       82
  Security                  $    8,458   $       33   $        0   $        0   $      253   $        1
  Marketing & Leasing       $   68,015   $      265   $   60,462   $      235   $   40,155   $      156
  General Administrative    $  284,542   $    1,107   $  254,277   $      989   $  207,129   $      806
  Management                $   94,639   $      368   $  102,596   $      399   $   92,033   $      358
  Miscellaneous             $        0   $        0   $        0   $        0   $        0   $        0
                            ---------------------------------------------------------------------------
Total Operating Expenses    $1,008,751   $    3,925   $  946,352   $    3,682   $  838,019   $    3,261
  Reserves                  $        0   $        0   $        0   $        0   $        0   $        0
                            ---------------------------------------------------------------------------
Net Income                  $  774,559   $    3,014   $  930,187   $    3,619   $1,007,429   $    3,920

                               FISCAL YEAR 2003           ANNUALIZED 2003
                            -------------------------------------------------
                               MANAGEMENT BUDGET             PROJECTION                    AAA PROJECTION
                            ------------------------------------------------------------------------------------
      DESCRIPTION            TOTAL       PER UNIT       TOTAL      PER UNIT      TOTAL       PER UNIT      %
----------------------------------------------------------------------------------------------------------------
Revenues
  Rental Income             $1,987,244   $    7,732   $1,930,404   $    7,511   $1,932,996   $    7,521   100.0%
  Vacancy                   $  192,000   $      747   $  290,484   $    1,130   $  173,970   $      677     9.0%
  Credit Loss/Concessions   $   60,000   $      233   $   44,064   $      171   $   57,990   $      226     3.0%
                            -----------------------------------------------------------------------------------
    Subtotal                $  252,000   $      981   $  334,548   $    1,302   $  231,960   $      903    12.0%
  Laundry Income            $        0   $        0   $   12,848   $       50   $    7,710   $       30     0.4%
  Garage Revenue            $        0   $        0   $    4,960   $       19   $    3,855   $       15     0.2%
  Other Misc. Revenue       $   72,000   $      280   $  132,672   $      516   $  128,500   $      500     6.6%
                            -----------------------------------------------------------------------------------
    Subtotal Other Income   $   72,000   $      280   $  150,480   $      586   $  140,065   $      545     7.2%
                            -----------------------------------------------------------------------------------
Effective Gross Income      $1,807,244   $    7,032   $1,746,336   $    6,795   $1,841,101   $    7,164   100.0%
Operating Expenses
  Taxes                     $  227,030   $      883   $  239,656   $      933   $  231,300   $      900    12.6%
  Insurance                 $   11,947   $       46   $   56,808   $      221   $   51,400   $      200     2.8%
  Utilities                 $  144,000   $      560   $  125,840   $      490   $  143,920   $      560     7.8%
  Repair & Maintenance      $   68,400   $      266   $   93,332   $      363   $   68,105   $      265     3.7%
  Cleaning                  $        0   $        0   $        0   $        0   $        0   $        0     0.0%
  Landscaping               $   38,400   $      149   $   24,512   $       95   $   25,700   $      100     1.4%
  Security                  $        0   $        0   $      392   $        2   $        0   $        0     0.0%
  Marketing & Leasing       $   48,000   $      187   $   48,732   $      190   $   51,400   $      200     2.8%
  General Administrative    $  199,950   $      778   $  209,300   $      814   $  231,300   $      900    12.6%
  Management                $   39,907   $      155   $   88,588   $      345   $   73,644   $      287     4.0%
  Miscellaneous             $        0   $        0   $        0   $        0   $        0   $        0     0.0%
                            -----------------------------------------------------------------------------------
Total Operating Expenses    $  777,634   $    3,026   $  887,160   $    3,452   $  876,769   $    3,412    47.6%
  Reserves                  $        0   $        0   $        0   $        0   $   77,100   $      300     8.8%
                            -----------------------------------------------------------------------------------
Net Income                  $1,029,610   $    4,006   $  859,176   $    3,343   $  887,232   $    3,452    48.2%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 12% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
THE WINDEMERE APARTMENTS, HOUSTON, TEXAS

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $300 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $300 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                                      CAPITALIZATION RATES
                            ----------------------------------------
                                GOING-IN                TERMINAL
                            ----------------------------------------
                             LOW       HIGH          LOW       HIGH
--------------------------------------------------------------------
RANGE                       6.00%     10.00%        7.00%     10.00%
AVERAGE                           8.14%                  8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
THE WINDEMERE APARTMENTS, HOUSTON, TEXAS

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.            SALE DATE        OCCUP.         PRICE/UNIT            OAR
-------------------------------------------------------------------------------
   1-1                 Jan-03          94%            $37,849             9.00%
   1-2                 Jul-02          89%            $44,005             8.02%
   1-3                 Sep-00          89%            $33,000            11.33%
   1-4                 Jan-00           0%                                 N/A
   1-5                 Jan-00           0%                                 N/A
                                                         High            11.33%
                                                          Low             8.02%
                                                      Average             9.45%

Based on this information, we have concluded the subject's overall capitalization rate should be 9.50%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 10.00%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 11.00%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 3.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 11.00% indicates a value of $9,100,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
THE WINDEMERE APARTMENTS, HOUSTON, TEXAS

approximately 39% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
THE WINDEMERE APARTMENTS, HOUSTON, TEXAS

DISCOUNTED CASH FLOW ANALYSIS

                            THE WINDEMERE APARTMENTS

                 YEAR                    APR-2004      APR-2005      APR-2006      APR-2007      APR-2008      APR-2009
            FISCAL YEAR                      1             2             3             4             5             6
------------------------------------------------------------------------------------------------------------------------
REVENUE
   Base Rent                            $1,932,996    $1,932,996    $1,932,996    $1,971,656    $2,030,806    $2,091,730

   Vacancy                              $  173,970    $  173,970    $  173,970    $  177,449    $  182,773    $  188,256
   Credit Loss                          $   57,990    $   57,990    $   57,990    $   59,150    $   60,924    $   62,752
   Concessions                          $        0    $        0    $        0    $        0    $        0    $        0
                                        --------------------------------------------------------------------------------
    Subtotal                            $  231,960    $  231,960    $  231,960    $  236,599    $  243,697    $  251,008
   Laundry Income                       $    7,710    $    7,710    $    7,710    $    7,864    $    8,100    $    8,343
   Garage Revenue                       $    3,855    $    3,855    $    3,855    $    3,932    $    4,050    $    4,172
   Other Misc. Revenue                  $  128,500    $  128,500    $  128,500    $  131,070    $  135,002    $  139,052
                                        --------------------------------------------------------------------------------
       Subtotal Other Income            $  140,065    $  140,065    $  140,065    $  142,866    $  147,152    $  151,567

                                        --------------------------------------------------------------------------------
EFFECTIVE GROSS INCOME                  $1,841,101    $1,841,101    $1,841,101    $1,877,924    $1,934,261    $1,992,289

OPERATING EXPENSES:
   Taxes                                $  231,300    $  238,239    $  245,386    $  252,748    $  260,330    $  268,140
   Insurance                            $   51,400    $   52,942    $   54,530    $   56,166    $   57,851    $   59,587
   Utilities                            $  143,920    $  148,238    $  152,685    $  157,265    $  161,983    $  166,843
   Repair & Maintenance                 $   68,105    $   70,148    $   72,253    $   74,420    $   76,653    $   78,952
   Cleaning                             $        0    $        0    $        0    $        0    $        0    $        0
   Landscaping                          $   25,700    $   26,471    $   27,265    $   28,083    $   28,926    $   29,793
   Security                             $        0    $        0    $        0    $        0    $        0    $        0
   Marketing & Leasing                  $   51,400    $   52,942    $   54,530    $   56,166    $   57,851    $   59,587
   General Administrative               $  231,300    $  238,239    $  245,386    $  252,748    $  260,330    $  268,140
   Management                           $   73,644    $   73,644    $   73,644    $   75,117    $   77,370    $   79,692
   Miscellaneous                        $        0    $        0    $        0    $        0    $        0    $        0

                                        --------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                $  876,769    $  900,863    $  925,679    $  952,713    $  981,295    $1,010,734

   Reserves                             $   77,100    $   79,413    $   81,795    $   84,249    $   86,777    $   89,380

                                        --------------------------------------------------------------------------------
NET OPERATING INCOME                    $  887,232    $  860,826    $  833,627    $  840,961    $  866,190    $  892,175

   Operating Expense Ratio (% of EGI)         47.6%         48.9%         50.3%         50.7%         50.7%         50.7%
   Operating Expense Per Unit           $    3,412    $    3,505    $    3,602    $    3,707    $    3,818    $    3,933

               YEAR                      APR-2010      APR-2011      APR-2012      APR-2013      APR-2014
            FISCAL YEAR                      7             8             9            10            11
----------------------------------------------------------------------------------------------------------
REVENUE
   Base Rent                            $2,154,482    $2,219,116    $2,285,690    $2,354,260    $2,424,888

   Vacancy                              $  193,903    $  199,720    $  205,712    $  211,883    $  218,240
   Credit Loss                          $   64,634    $   66,573    $   68,571    $   70,628    $   72,747
   Concessions                          $        0    $        0    $        0    $        0    $        0
                                        ------------------------------------------------------------------
    Subtotal                            $  258,538    $  266,294    $  274,283    $  282,511    $  290,987
   Laundry Income                       $    8,593    $    8,851    $    9,117    $    9,390    $    9,672
   Garage Revenue                       $    4,297    $    4,426    $    4,558    $    4,695    $    4,836
   Other Misc. Revenue                  $  143,224    $  147,520    $  151,946    $  156,504    $  161,200
                                        ------------------------------------------------------------------
       Subtotal Other Income            $  156,114    $  160,797    $  165,621    $  170,590    $  175,708

                                        ------------------------------------------------------------------
EFFECTIVE GROSS INCOME                  $2,052,058    $2,113,619    $2,177,028    $2,242,339    $2,309,609

OPERATING EXPENSES:
   Taxes                                $  276,184    $  284,470    $  293,004    $  301,794    $  310,848
   Insurance                            $   61,374    $   63,216    $   65,112    $   67,065    $   69,077
   Utilities                            $  171,848    $  177,003    $  182,314    $  187,783    $  193,416
   Repair & Maintenance                 $   81,321    $   83,761    $   86,273    $   88,862    $   91,527
   Cleaning                             $        0    $        0    $        0    $        0    $        0
   Landscaping                          $   30,687    $   31,608    $   32,556    $   33,533    $   34,539
   Security                             $        0    $        0    $        0    $        0    $        0
   Marketing & Leasing                  $   61,374    $   63,216    $   65,112    $   67,065    $   69,077
   General Administrative               $  276,184    $  284,470    $  293,004    $  301,794    $  310,848
   Management                           $   82,082    $   84,545    $   87,081    $   89,694    $   92,384
   Miscellaneous                        $        0    $        0    $        0    $        0    $        0

                                        ------------------------------------------------------------------
TOTAL OPERATING EXPENSES                $1,041,056    $1,072,287    $1,104,456    $1,137,590    $1,171,717

   Reserves                             $   92,061    $   94,823    $   97,668    $  100,598    $  103,616

                                        ------------------------------------------------------------------
NET OPERATING INCOME                    $  918,941    $  946,509    $  974,904    $1,004,151    $1,034,276

   Operating Expense Ratio (% of EGI)         50.7%         50.7%         50.7%         50.7%         50.7%
   Operating Expense Per Unit           $    4,051    $    4,172    $    4,297    $    4,426    $    4,559

Estimated Stabilized NOI  $ 887,232  Sales Expense Rate  3.00%
Months to Stabilized              1  Discount Rate      11.00%
Stabilized Occupancy           91.0% Terminal Cap Rate  10.00%

Gross Residual Sale                   Deferred
  Price                  $10,342,759    Maintenance      $         0
  Less: Sales Expense    $   310,283  Add: Excess Land   $         0
                         -----------
Net Residual Sale Price  $10,032,476  Other Adjustments  $         0
                                                         -----------
PV of Reversion          $ 3,533,282  Value Indicated
Add: NPV of NOI          $ 5,568,767    By "DCF"         $ 9,102,049
                         -----------
PV Total                 $ 9,102,049            Rounded  $ 9,100,000

                          "DCF" VALUE SENSITIVITY TABLE

                                                    DISCOUNT RATE
                   ------------------------------------------------------------------------
TOTAL VALUE                  10.50%       10.75%       11.00%       11.25%        11.50%
-------------------------------------------------------------------------------------------
                    9.50%  $9,591,126   $9,437,904   $9,288,011   $9,141,363    $8,997,878
                    9.75%  $9,491,356   $9,340,364   $9,192,646   $9,048,119    $8,906,704
TERMINAL CAP RATE  10.00%  $9,396,575   $9,247,701   $9,102,049   $8,959,538    $8,820,089
                   10.25%  $9,306,418   $9,159,558   $9,015,871   $8,875,277    $8,737,699
                   10.50%  $9,220,554   $9,075,613   $8,933,797   $8,795,029    $8,659,232

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
THE WINDEMERE APARTMENTS, HOUSTON, TEXAS

INCOME LOSS DURING LEASE-UP

The subject is currently near or at a stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Concessions have historically not been utilized at the subject property or in the subject's market. Therefore, no adjustment was included for concessions.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 9.50% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
THE WINDEMERE APARTMENTS, HOUSTON, TEXAS

                            THE WINDEMERE APARTMENTS

                                                      TOTAL       PER SQ. FT.     PER UNIT    %OF EGI
-----------------------------------------------------------------------------------------------------
REVENUE
    Base Rent                                      $1,932,996     $    9.03        $ 7,521

    Less: Vacancy & Collection Loss       12.00%   $  231,960     $    1.08        $   903

    Plus: Other Income
      Laundry Income                               $    7,710     $    0.04        $    30       0.42%
      Garage Revenue                               $    3,855     $    0.02        $    15       0.21%
      Other Misc. Revenue                          $  128,500     $    0.60        $   500       6.98%
                                                   --------------------------------------------------
          Subtotal Other Income                    $  140,065     $    0.65        $   545       7.61%

EFFECTIVE GROSS INCOME                             $1,841,101     $    8.60        $ 7,164

OPERATING EXPENSES:
    Taxes                                          $  231,300     $    1.08        $   900      12.56%
    Insurance                                      $   51,400     $    0.24        $   200       2.79%
    Utilities                                      $  143,920     $    0.67        $   560       7.82%
    Repair & Maintenance                           $   68,105     $    0.32        $   265       3.70%
    Cleaning                                       $        0     $    0.00        $     0       0.00%
    Landscaping                                    $   25,700     $    0.12        $   100       1.40%
    Security                                       $        0     $    0.00        $     0       0.00%
    Marketing & Leasing                            $   51,400     $    0.24        $   200       2.79%
    General Administrative                         $  231,300     $    1.08        $   900      12.56%
    Management                             4.00%   $   73,644     $    0.34        $   287       4.00%
    Miscellaneous                                  $        0     $    0.00        $     0       0.00%

TOTAL OPERATING EXPENSES                           $  876,769     $    4.10        $ 3,412      47.62%

    Reserves                                       $   77,100     $    0.36        $   300       4.19%

                                                   --------------------------------------------------
NET OPERATING INCOME                               $  887,232     $    4.14        $ 3,452      48.19%
                                                   --------------------------------------------------

    "GOING IN" CAPITALIZATION RATE                       9.50%

    VALUE INDICATION                               $9,339,289     $   43.63        $36,340

    "AS IS" VALUE INDICATION

        (DIRECT CAPITALIZATION APPROACH)           $9,339,289

                                 ROUNDED           $9,300,000     $   43.45        $36,187

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 37
THE WINDEMERE APARTMENTS, HOUSTON, TEXAS

                  DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE          VALUE            ROUNDED         $/UNIT          $/SF
------------------------------------------------------------------------
  8.75%        $10,139,799       $10,100,000       $39,300        $47.18
  9.00%        $ 9,858,138       $ 9,900,000       $38,521        $46.25
  9.25%        $ 9,591,702       $ 9,600,000       $37,354        $44.85
  9.50%        $ 9,339,289       $ 9,300,000       $36,187        $43.45
  9.75%        $ 9,099,820       $ 9,100,000       $35,409        $42.51
 10.00%        $ 8,872,324       $ 8,900,000       $34,630        $41.58
 10.25%        $ 8,655,926       $ 8,700,000       $33,852        $40.64

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $9,300,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis         $9,100,000
Direct Capitalization Method          $9,300,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $9,200,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 38
THE WINDEMERE APARTMENTS, HOUSTON, TEXAS

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                                 Not Utilized
Sales Comparison Approach                     $  9,300,000
Income Approach                               $  9,200,000
Reconciled Value                              $  9,200,000

The Income Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Income Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 13, 2003 the market value of the fee simple estate in the property is:

                                   $9,200,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
THE WINDEMERE APARTMENTS, HOUSTON, TEXAS

                                     ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
THE WINDEMERE APARTMENTS, HOUSTON, TEXAS

                                    EXHIBIT A
                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
THE WINDEMERE APARTMENTS, HOUSTON, TEXAS

                               SUBJECT PHOTOGRAPHS

    [PICTURE]                                                        [PICTURE]
EXTERIOR - OFFICE                                                     EXTERIOR

   [PICTURE]                                                         [PICTURE]
    EXTERIOR                                                          EXTERIOR

      [PICTURE]                                                      [PICTURE]
    SWIMMING POOL                                                   LAUNDRY ROOM

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
THE WINDEMERE APARTMENTS, HOUSTON, TEXAS

                               SUBJECT PHOTOGRAPHS

      [PICTURE]                                                [PICTURE]
TYPICAL UNIT - KITCHEN                                TYPICAL UNIT - LIVING ROOM

      [PICTURE]                                                [PICTURE]
TYPICAL UNIT - KITCHEN                                   TYPICAL UNIT - RESTROOM

      [PICTURE]                                                [PICTURE]
TYPICAL UNIT - BEDROOM                                     TYPICAL UNIT INTERIOR

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
THE WINDEMERE APARTMENTS, HOUSTON, TEXAS

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
THE WINDEMERE APARTMENTS, HOUSTON, TEXAS

                    PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

    COMPARABLE I-1               COMPARABLE I-2               COMPARABLE I-3

WATER SONG APARTMENTS       CELEBRATION AT WESTCHASE          CAMBRIDGE PLACE
11770 Westheimer Road      10936-10940 Meadowglen Lane     10901 Meadowglen Lane
   Houston, Texas               Houston, Texas                 Houston, Texas

     [PICTURE]                      [PICTURE]                    [PICTURE]

        N/A                            N/A

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
THE WINDEMERE APARTMENTS, HOUSTON, TEXAS

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                                        COMPARABLE
          DESCRIPTION                                   SUBJECT                                            R - 1
--------------------------------  -----------------------------------------------   ------------------------------------------------
  Property Name                   The Windemere Apartments                          Holiday on Hayes
  Management Company              AIMCO                                             Walden
LOCATION:
  Address                         2909 Hayes Road                                   3131 Hayes Road
  City, State                     Houston, Texas                                    Houston, Texas
  County                          Harris                                            Harris
  Proximity to Subject                                                              Less than 0.5 mile south
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          214,055                                           250,564
  Year Built                      1982                                              1980
  Effective Age                   21                                                23
  Building Structure Type         Brick, siding                                     Brick, siding
  Parking Type (Gr., Cov., etc.)  Open, covered                                     Open, covered
  Number of Units                 257                                               312
  Unit Mix:                          Type                Unit   Qty.     Mo. Rent       Type             Unit       Qty.        Mo.
                                   1 1A10                 634    80       $ 47      8 A                   475        32        $482
                                   2 1A15                 737     5       $599      1 B                   663        84        $547
                                   3 1B15                 892    10       $620      1 C                   733        56        $612
                                   4 2A10                 804    64       $610      4 D                   896        60        $717
                                   5 2A15               1,313    10       $852      6 E                 1,000        48        $792
                                   6 2A20                 905    64       $646      7 F                 1,152        32        $884
                                   7 3A20               1,176    24       $ 87      0
  Average Unit Size (SF)          833                                               803
  Unit Breakdown:                 Efficiency   0%         2-Bedroom     54%           Efficiency       10%       2-Bedroom      45%
                                  1-Bedroom   37%         3-Bedroom      9%           1-Bedroom        45%       3-Bedroom       0%
CONDITION:                        Average                                           Slightly Superior
APPEAL:                           Average                                           Slightly Superior
AMENITIES:
  Unit Amenities                         Attach. Garage   X        Vaulted Ceiling     Attach. Garage            X   Vaulted Ceiling
                                  X      Balcony          X        W/D Connect.     X  Balcony                   X   W/D Connect.
                                  X      Fireplace                                  X  Fireplace
                                  X      Cable TV Ready                             X  Cable TV Ready
  Project Amenities               X      Swimming Pool                              X  Swimming Pool
                                         Spa/Jacuzzi               Car Wash            Spa/Jacuzzi                   Car Wash
                                         Basketball Court X        BBQ Equipment       Basketball Court          X   BBQ Equipment
                                         Volleyball Court          Theater Room        Volleyball Court              Theater Room
                                         Sand Volley Ball          Meeting Hall        Sand Volley Ball              Meeting Hall
                                         Tennis Court     X        Secured Parking     Tennis Court              X   Secured Parking
                                         Racquet Ball     X        Laundry Room        Racquet Ball              X   Laundry Room
                                         Jogging Track             Business Office     Jogging Track                 Business Office
                                  X      Gym Room         X        Video Library    X  Gym Room                      Video Library
OCCUPANCY:                        90%                                               93%
LEASING DATA:
  Available Leasing Terms         6 through 12                                      6 through 12
  Concessions                     Lower rent or 1 month free up front               Deposit paid applys to first month's rent
  Pet Deposit                     $300 with $150 non-refundable                     $300 with $150 non-refundable
  Utilities Paid by Tenant:       X      Electric         X   Natural Gas           X  Electric                 Natural Gas
                                  X      Water            X   Trash                 X  Water                    Trash
  Confirmation                    Property Manager                                  Richard, Holiday on Hayes
  Telephone Number                281.496.1702                                      281.870.9977
NOTES:
  COMPARISON TO SUBJECT:                                                            Slightly Superior

                                                      COMPARABLE                                        COMPARABLE
          DESCRIPTION                                    R - 2                                             R - 3
--------------------------------  ----------------------------------------------   ------------------------------------------------
  Property Name                   Cambridge Place                                  Celebration at Westchase
  Management Company              Alliance Property Management                     BH Management Service Inc.
LOCATION:
  Address                         10901 Meadowglen Lane                            10936 Meadowglen
  City, State                     Houston, Texas                                   Houston, Texas
  County                          Harris                                           Harris
  Proximity to Subject            Less than 1 mile east                            Less than 1 mile east
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          259,032                                          305,609
  Year Built                      1982                                             1980
  Effective Age                   21                                               23
  Building Structure Type         Brick, siding                                    Brick, siding
  Parking Type (Gr., Cov., etc.)  Open                                             Open
  Number of Units                 336                                              367
  Unit Mix:                          Type              Unit   Qty.        Mo.        Type                Unit      Qty.     Mo.
                                      A1                531     36      $  510      1   A1                643       52     $ 572
                                  1   A2                661     92      $  555      1   A2                749       72     $ 592
                                  1   A3                767    128      $  595     2,3  A3                795       47     $ 625
                                  4   A4                904     24      $  730      4   B1                837       48     $ 657
                                  6   B1                976     24      $   76      0   B2                840       52     $ 677
                                      B2              1,119     32      $  830     4,6  B3                935       32     $ 732
                                                                                    6   B4              1,016       32     $ 762
                                                                                    6   B5              1,081       32     $ 812
  Average Unit Size (SF)          771                                              833
  Unit Breakdown:                    Efficiency   11%         2-Bedroom    24%        Efficiency        0%     2-Bedroom    30%
                                     1-Bedroom    65%         3-Bedroom     0%        1-Bedroom        70%     3-Bedroom     0%
CONDITION:                        Slightly Superior                                Slightly Superior
APPEAL:                           Good                                             Good
AMENITIES:
  Unit Amenities                           Attach. Garage     X   Vaulted Ceiling          Attach. Garage           Vaulted Ceiling
                                  X        Balcony            X   W/D Connect.        X    Balcony             X    W/D Connect.
                                  X        Fireplace                                       Fireplace
                                  X        Cable TV Ready                             X    Cable TV Ready
  Project Amenities               X        Swimming Pool                              X    Swimming Pool
                                           Spa/Jacuzzi            Car Wash            X    Spa/Jacuzzi              Car Wash
                                           Basketball Court       BBQ Equipment            Basketball Court         BBQ Equipment
                                  X        Volleyball Court       Theater Room             Volleyball Court         Theater Room
                                           Sand Volley Ball       Meeting Hall             Sand Volley Ball         Meeting Hall
                                  X        Tennis Court       X   Secured Parking          Tennis Court             Secured Parking
                                           Racquet Ball       X   Laundry Room             Racquet Ball        X    Laundry Room
                                           Jogging Track          Business Office          Jogging Track            Business Office
                                  X        Gym Room               Video Library       X    Gym Room                 Video Library
OCCUPANCY:                        89%                                              89%
LEASING DATA:
  Available Leasing Terms         3, 6, 9, 12 months                               6, 12 months
  Concessions                     0 deposit with approved credit, 1/2 deposit      1/2 months free on 6 month lease and 1 month free
                                  without
  Pet Deposit                     $300 with $200 non-refundable                    $400 with $200 non-refundable
  Utilities Paid by Tenant:       X     Electric                 Natural Gas       X    Electric                    Natural Gas
                                  X     Water                    Trash             X    Water                 X     Trash
  Confirmation                    Tracy, on site                                   On site management
  Telephone Number                866.430.4474                                     713.978.6980
NOTES:
  COMPARISON TO SUBJECT:          Slightly Superior                                Slightly Superior

                                                      COMPARABLE
          DESCRIPTION                                    R - 4
--------------------------------  ------------------------------------------------
  Property Name                   Chasewood
  Management Company              Alliance Property Management
LOCATION:
  Address                         10751 Meadowglen Lane
  City, State                     Houston, Texas
  County                          Harris
  Proximity to Subject            Less than 1 mile
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          201,499
  Year Built                      1983
  Effective Age                   20
  Building Structure Type         Brick, siding
  Parking Type (Gr., Cov., etc.)  Open
  Number of Units                 271
  Unit Mix:                              Type              Unit   Qty.    Mo.
                                     A1                     508    24    $500
                                  1  A2                     646   108    $560
                                  1  A3                     767    74    $595
                                  3  A4 - Studio            862    22    $665
                                  6  B                    1,019    43    $790
  Average Unit Size (SF)          744
  Unit Breakdown:                    Efficiency    9%        2-Bedroom      16%
                                     1-Bedroom    75%        3-Bedroom       0%
CONDITION:                        Slightly Superior
APPEAL:                           Good
AMENITIES:
  Unit Amenities                         Attach. Garage           Vaulted Ceiling
                                  X      Balcony                  W/D Connect.
                                         Fireplace
                                         Cable TV Ready
  Project Amenities               X      Swimming Pool
                                         Spa/Jacuzzi              Car Wash
                                         Basketball Court         BBQ Equipment
                                         Volleyball Court         Theater Room
                                         Sand Volley Ball         Meeting Hall
                                         Tennis Court             Secured Parking
                                         Racquet Ball             Laundry Room
                                         Jogging Track            Business Office
                                         Gym Room                 Video Library
OCCUPANCY:                        94%
LEASING DATA:
  Available Leasing Terms         7 through 12
  Concessions                     No deposit, application fee

  Pet Deposit                     $300 with $150 non-refundable
  Utilities Paid by Tenant:       X        Electric               Natural Gas
                                  X        Water                  Trash
  Confirmation                    On site management
  Telephone Number
NOTES:

  COMPARISON TO SUBJECT:          Superior

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
THE WINDEMERE APARTMENTS, HOUSTON, TEXAS

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

 COMPARABLE R-1              COMPARABLE R-2                  COMPARABLE R-3

HOLIDAY ON HAYES             CAMBRIDGE PLACE            CELEBRATION AT WESTCHASE
3131 Hayes Road           10901 Meadowglen Lane             10936 Meadowglen
 Houston, Texas              Houston, Texas                  Houston, Texas

   [PICTURE]                    [PICTURE]                      [PICTURE]

    COMPARABLE R-4

      CHASEWOOD
10751 Meadowglen Lane
   Houston, Texas

    [PICTURE]                      N/A

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
THE WINDEMERE APARTMENTS, HOUSTON, TEXAS

                                    EXHIBIT C
                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
THE WINDEMERE APARTMENTS, HOUSTON, TEXAS

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
THE WINDEMERE APARTMENTS, HOUSTON, TEXAS

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
THE WINDEMERE APARTMENTS, HOUSTON, TEXAS

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
THE WINDEMERE APARTMENTS, HOUSTON, TEXAS

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Tiffany B. Roberts provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                                  -s- Frank Fehribach
                                                  -------------------
                                                 Frank Fehribach, MAI
                                         Managing Principal, Real Estate Group
                                       Texas State Certified General Real Estate
                                                Appraiser #TX-1323954-G

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
THE WINDEMERE APARTMENTS, HOUSTON, TEXAS

                                    EXHIBIT E
                           QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
THE WINDEMERE APARTMENTS, HOUSTON, TEXAS

                             FRANK A. FEHRIBACH, MAI
                      MANAGING PRINCIPAL, REAL ESTATE GROUP

POSITION Frank A. Fehribach is a Managing Principal for the Dallas Real Estate Group of American Appraisal Associates, Inc. ("AAA").
EXPERIENCE

 Valuation                 Mr. Fehribach has experience in valuations for resort
                           hotels; Class A office buildings; Class A multifamily complexes; industrial buildings and distribution warehousing; multitract mixed-use vacant land;
                           regional malls; residential subdivision development;
                           and special-purpose properties such as athletic clubs, golf courses, manufacturing facilities, nursing homes, and medical buildings. Consulting assignments include development and feasibility studies, economic model creation and maintenance, and market studies.

                           Mr. Fehribach also has been involved in overseeing appraisal and consulting assignments in Mexico and South America.

 Business Mr. Fehribach joined AAA as an engagement director in 1998. He was promoted to his current position in 1999. Prior to that, he was a manager at Arthur Andersen LLP. Mr. Fehribach has been in the business of real estate appraisal for over ten years.

EDUCATION                  University of Texas - Arlington
                            Master of Science - Real Estate
                           University of Dallas
                            Master of Business Administration - Industrial Management Bachelor of Arts - Economics

STATE                      State of Arizona
CERTIFICATIONS              Certified General Real Estate Appraiser, #30828
                           State of Arkansas
                            State Certified General Appraiser, #CG1387N
                           State of Colorado
                            Certified General Appraiser, #CG40000445
                           State of Georgia
                            Certified General Real Property Appraiser, #218487
                           State of Michigan
                            Certified General Appraiser, #1201008081
                           State of Texas
                            Real Estate Salesman License, #407158 (Inactive)
                           State of Texas
                            State Certified General Real Estate Appraiser,
                            #TX-1323954-G

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
THE WINDEMERE APARTMENTS, HOUSTON, TEXAS

PROFESSIONAL        Appraisal Institute, MAI Designated Member
AFFILIATIONS        Candidate Member of the CCIM Institute pursuing
                    Certified Commercial Investment Member (CCIM) designation

PUBLICATIONS        "An Analysis of the Determinants of Industrial Property
                              -authored with Dr. Ronald C. Rutherford and
                    Dr. Mark Eakin, The Journal of Real Estate Research,
                    Vol. 8, No. 3, Summer 1993, p. 365.

AMERICAN APPRAISAL ASSOCIATES, INC.
THE WINDEMERE APARTMENTS, HOUSTON, TEXAS

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
THE WINDEMERE APARTMENTS, HOUSTON, TEXAS

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.